America First Apartment Investors, Inc. Announces Taxable Allocations of 2006 Dividends

Omaha, Neb., January 16, 2007 – America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced the taxable allocation of its 2006 dividends. During 2006 the Company distributed $1.01 per share in dividends. For federal income tax purposes 48% of the dividend is deemed to represent ordinary income and 21% represents a long-term capital gain, resulting from the sale of the Company’s Park at 58th in Chattanooga, Tennessee, completed in April 2006. The remaining 31% represents a return of capital. Through the use of 1031 exchanges, the Company was able to defer the capital gains resulting from the divestiture of Belvedere Apartments in Naples, Florida and Delta Crossing in Charlotte, North Carolina in June 2006 and November 2006, respectively.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 33 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT: Investor Relations 800-239-8787

Jack Cassidy 914-285-1825